EXHIBIT 99.1

Eagle Bancorp Montana Authorizes Stock Repurchase Program

HELENA, Mont., July 1, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), the holding company of American Federal Savings Bank, today announced that its Board of Directors has authorized the repurchase of up to 200,000 shares of its common stock, representing approximately 5.1% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

"The availability of this repurchase program aligns with our capital management strategy and is in the best interests of our shareholders," said Peter J. Johnson, President and CEO.

About the Company

Eagle Bancorp Montana, Inc. is a savings and loan holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007